**Robison, Hill & Co.**
A PROFESSIONAL CORPORATION

**Certified Public Accountants**

Brent M. Davies, CPA
David O. Seal, CPA
W. Dale Westenskow, CPA
Barry D. Loveless, CPA

October 27, 2006

Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549

Re: Diamond Ranch Foods, Ltd.
Commission File No. 000-51206

We have read the statements that we understand Diamond Ranch Foods, Ltd. will include in Item 4.01 of the Form 8-K report it will file regarding the recent change of auditors. We agree with such statements made regarding our firm.

We have no basis to agree or disagree with any other statements made in Item 4.01 of such report.

Respectfully submitted,

Robison, Hill & Co.

Robison, Hill & Co.

MEMBERS OF AMERICAN INSTITUTE OF CERTIFIED PUBLIC ACCOUNTANTS
MEMBERS OF THE SEC PRACTICE SECTION and THE PRIVATE COMPANIES PRACTICE SECTION

1366 East Murray-Holladay Road, Salt Lake City, Utah 84117-5050
Telephone 801/272-8045, Facsimile 801/277-9942